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                                     WAIVER

     WHEREAS, Pratt & Lambert United, Inc. ("P&L"), The Sherwin-Williams Company ("S-W") and SWACQ, Inc. ("Acquisition") have entered into an Agreement and Plan of Merger dated as of November 4, 1995 (the "Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, Acquisition commenced a cash tender offer (the "offer") for all of the issued and outstanding shares of Common Stock of P&L (including the associated Common Stock Purchase Rights);

     WHEREAS, the Offer currently is scheduled to expire at 12:00 Midnight, New York City time, on December 8, 1995:

     WHEREAS, Section 1.01(a) of the Merger Agreement permits S-W to cause the Offer to be extended for one or more periods of not more than ten business days;

     WHEREAS, S-W and Acquisition desire to extend the expiration date of the Offer to 5:00 p.m., New York City time, on Friday, January 5, 1995 in a single extension and not in a series of extensions of ten business days or less, and P&L is willing to agree to such an extension; and

     WHEREAS, pursuant to Section 10.04 of the Merger Agreement, P&L and S-W are permitted to waive compliance with any of the agreements contained in the Merger Agreement provided that such waiver is set forth in a written instrument signed by the parties;

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree to waive the relevant provisions of Section 1.01(a) of the Merger Agreement to permit the extension of the Offer, pursuant to a single extension, to 5:00 p.m., New York City time, on Friday, January 5, 1995. Except as expressly provided in this document, all of the provisions of the Merger Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have each duly executed this Waiver on December 8, 1995.

                                            PRATT & LAMBERT UNITED, INC.

                                            By:/s/ JAMES R. BOLDT
                                              James R. Boldt
                                              Corporate Vice-President, Finance

                                            THE SHERWIN-WILLIAMS COMPANY

                                            By:/s/ CONWAY G. IVY
                                              Conway G. Ivy, Vice President
                                              Corporate Planning and Development

                                            SWACQ, INC.

                                            By:/s/ CONWAY G. IVY
                                              Conway G. Ivy
                                              Vice President